Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the Almost Family, Inc. 2007 Stock and Incentive Compensation Plan of our reports dated March 7, 2008, with respect to the consolidated financial statements and financial statement schedule of Almost Family, Inc. and the effectiveness of internal control over financial reporting of Almost Family, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Louisville, KY

March 7, 2008